EXHIBIT 10.3

OMEROS CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective as of January 1, 2017)
Omeros Corporation (the “Company”) believes that the granting of equity and cash compensation to its Directors represents a powerful tool to attract, retain and reward Directors who are not Employees of the Company (“Outside Directors”) and to align the interests of our Outside Directors with those of our shareholders. This Non-Employee Director Compensation Policy (the “Compensation Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Compensation Policy will have the meaning given such term in the Company’s 2008 Equity Incentive Plan, or, upon its approval by the Company’s shareholders, the Company’s 2017 Omnibus Incentive Compensation Plan (the “Plan”). Outside Directors shall be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Compensation Policy.
Equity Compensation
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Compensation Policy. All grants of Awards to Outside Directors pursuant to Sections (c) and (d) of this Compensation Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    Type of Option. Options granted pursuant to this Compensation Policy will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.
(b)    No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Compensation Policy or to determine the number of Plan Shares to be covered by such Awards (except as provided in Section (e) below).
(c)    Initial Award. Each person who first becomes an Outside Director on or after the closing of the Company’s initial public offering of its Common Stock (the “Closing Date”) will be automatically granted an Option to purchase 15,000 Shares (the “Initial Award”) on the date on which such person first becomes an Outside Director following the Closing Date, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.
(d)    Annual Award. Each Outside Director will be automatically granted an Option to purchase a number of shares equal to (i) 10,000 Shares for calendar year 2017 or (ii) 7,500 Shares for a calendar year 2018 and subsequent years (an “Annual Award”) on the date of each annual meeting of the shareholders of the Company beginning on the date of the first annual meeting of the shareholders of the Company that is held at least six months after such Outside Director received his/her Initial Award, provided that the Annual Award shall not be granted to any Outside Director who is not continuing as a Director following the applicable annual meeting.
(e)    Terms. The terms of each Award granted pursuant to this Compensation Policy will be as follows:
(i)    The term of the Award will be ten (10) years.
(ii)    The exercise price for Shares subject to Awards will be one hundred percent (100%) of the Fair Market Value per Share on the grant date.
(iii)    Subject to Section 13 of the Plan, the Initial Award will vest and become exercisable as to 1/3 of the Shares subject to the Initial Award on the one-year anniversary of the date of grant, and 1/3 of the Shares subject to the Initial Award shall vest each annual anniversary of the date of grant thereafter, provided that the Outside Director continues to serve as a Director through each such date.
(iv)    Subject to Section 13 of the Plan, each Annual Award will fully vest and become exercisable on the date that is immediately prior to the day of the next annual meeting of the shareholders of the Company held after the date of grant, provided that the Outside Director continues to serve as a Director through such date.
(f)    Revisions. The Board or a committee of the Board in its discretion may change and otherwise revise the terms of Awards granted under this Compensation Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or a committee of the Board determines to make any such change or revision.
(g)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Plan Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs following the Closing Date, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Policy, will adjust the number of Shares issuable pursuant to Initial Awards and Annual Awards to be granted under Sections (c) and (d) of the Policy.
(h)    Change in Control. In the event of a merger or Change in Control, Awards granted to Outside Directors pursuant to this Compensation Policy will be treated as set forth in Section 13 of the Plan.
* * *

Cash Compensation
(1)    Annual Fee. The Company will pay each Outside Director an annual fee for serving on the Board equal to (a) $52,500 for calendar year 2017 or (b) $40,000 for calendar year 2018 and subsequent years (the “Annual Fee”). The Annual Fee will be paid to each Outside Director in four equal installments on a quarterly basis at the end of the applicable quarter, provided the individual served as an Outside Director during the full quarter, with the amount pro rated for any Outside Director who did not serve the full quarter.
(2)    Committee Chairperson Fees. The Company will pay each Outside Director who serves as chairperson of the Audit Committee, Compensation Committee or Nominating and Governance Committee the applicable annual fee for serving as the chairperson set forth in the table below (the “Annual Chairperson Fee”). The Annual Chairperson Fee shall be paid in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as an Outside Director during the full quarter, with the amount pro rated for any chairperson who did not serve as the chairperson for the full quarter. The Annual Chairperson Fee for each committee shall be:

Committee	Annual Chairperson Fee
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000
(3)    Non-Chair Committee Member Fees. The Company will pay each Outside Director who serves on the Audit Committee, Compensation Committee or Nominating and Governance Committee in a non-chairperson capacity the applicable annual fee for serving on the applicable committee set forth below (the “Annual Non-Chair Committee Member Fee”). For clarification, the chairperson of a committee will receive the Annual Chairperson fee, but not the Annual Non-Chair Committee Member Fee, for such committee. The Annual Non-Chair Committee Member Fee shall be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided the individual served as an Outside Director during the full quarter, with the amount pro rated for any Outside Director who did not serve on the applicable committee for the full quarter.
The Annual Non-Chair Committee Member Fee for each committee for 2017 shall be as follows: non-chairperson members of the Audit Committee will receive an Annual Non-Chair Committee Member Fee of $13,250; non-chairperson members of the Compensation Committee will receive an Annual Non-Chair Committee Member Fee of $7,500; and non-chairperson members of the Nominating and Governance Committee will receive an Annual Non-Chair Committee Member Fee of $4,750.
The Annual Non-Chair Committee Member Fee for each committee in 2018 and subsequent years shall be as follows: non-chairperson members of the Audit Committee will receive an Annual Non-Chair Committee Member Fee of $7,500; non-chairperson members of the Compensation

Committee will receive an Annual Non-Chair Committee Member Fee of $5,000; and non-chairperson members of the Nominating and Governance Committee will receive an Annual Non-Chair Committee Member Fee of $2,500.
(4)    Annual Lead Independent Director Fee. The Company will pay the Outside Director serving as Lead Independent Director, if any, an annual fee for service as Lead Independent Director equal to (a) $25,000 for calendar year 2017 or (b) $10,000 for calendar year 2018 and subsequent years (the “Annual Lead Independent Director Fee”) in addition to any other fees payable to such Outside Director under this Compensation Policy. The Annual Lead Independent Director Fee will be paid to the Lead Independent Director in four equal installments on a quarterly basis at the end of the applicable quarter provided the Outside Director served as Lead Independent Director during the full quarter, with the amount pro rated for the Outside Director who did not serve the full quarter as Lead Independent Director.
(5)    Revisions. The Board or a committee of the Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Compensation Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or a committee of the Board determines to make any such change or revision.
(6)    Section 409A. In no event shall cash compensation payable pursuant to this Compensation Policy be paid later than March 15 following the calendar year in which the applicable quarter ends (or if the individual did not serve as an Outside Director for the full quarter, then March 15 following the calendar year in which the Outside Director’s service terminated with the Company), in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Compensation Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.
* * *

4